EX-99.B-77D

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant's charter, by-laws or prospectus.

Ivy Funds Variable Insurance Portfolios

Supplement dated November 23, 2010 to the
Ivy Funds Variable Insurance Portfolios Prospectus
dated April 30, 2010
and as supplemented May 28, 2010 and August 23, 2010

The following replaces the text under the heading "Objectives" for Ivy Funds VIP Core Equity on page 3 of the Ivy Funds Variable Insurance Portfolios prospectus:

Objective

To seek capital growth.

The following replaces the first sentence of the first paragraph of the "Ivy Funds VIP Core Equity –– Principal Investment Strategies" section on page 3 of the Ivy Funds Variable Insurance Portfolios prospectus:

Ivy Funds VIP Core Equity seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets in equity securities, primarily in common stocks of large cap companies with dominant market positions in their industries.

The following replaces the first sentence of the third paragraph of the "Ivy Funds VIP Core Equity –– Principal Investment Strategies" section on page 3 of the Ivy Funds Variable Insurance Portfolios prospectus:

Generally, in determining whether to sell a security, WRIMCO uses the same type of analysis that it uses in buying securities in order to determine whether the security has fully appreciated according to WRIMCO's forecast, has ceased to offer the prospect of significant growth potential or has performed below WRIMCO's expectations regarding the security's long-term earnings potential.

The following replaces the first and second paragraphs of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Funds VIP Core Equity" section on page 80 of the Ivy Funds Variable Insurance Portfolios prospectus:

The Portfolio seeks to achieve its objective of capital growth by investing, during normal market conditions, in common stocks of large, high-quality U.S. and foreign companies that WRIMCO believes are globally dominant, have sustainable competitive advantages accompanied by financial strength and earnings stability, and have dominant positions in their industries. There is no guarantee, however, that the Portfolio will achieve its objective.

WRIMCO utilizes both a top-down (assess the market environment) and a bottom-up (research individual issuers) analysis in its securities-selection process. It attempts to select securities with growth possibilities by looking at many factors that may include a company's: projected long-term earnings power compared to market expectations over a multi-year horizon, competitive position in the global economy, history of improving sales and profits, management strength, leadership position in its industry, stock price value, and dividend payment history.

The following replaces the last sentence of the sixth paragraph of the "Additional Information about Principal Investment Strategies, Other Investments and Risks –– Ivy Funds VIP Core Equity" section on page 80 of the Ivy Funds Variable Insurance Portfolios prospectus:

However, by taking a temporary defensive position, the Portfolio may not achieve its investment objective.

Ivy Funds Variable Insurance Portfolios

Supplement dated August 23, 2010 to the
Ivy Funds Variable Insurance Portfolios Prospectus dated April 30, 2010 and as supplemented May 28, 2010

The following supplements and updates the information in the Prospectus and the portion of the supplement related to Ivy Funds VIP Global Bond and Ivy Funds VIP Limited-Term Bond, together with the Prospectus as previously supplemented, constitutes the Prospectus dated August 23, 2010, for Ivy Funds VIP Global Bond and Ivy Funds VIP Limited-Term Bond:

Ivy Funds VIP Global Bond

Objectives

To seek, as a primary objective, a high level of current income. As a secondary objective, the Portfolio seeks capital growth when consistent with its primary objective.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio. The table below does not reflect any fees and expenses imposed under the variable life insurance policies and variable annuity contracts (collectively, Policies) through which this Portfolio is offered. See the Policy prospectus for a description of those fees and expenses. a

Shareholder Fees
(fees paid directly from your investment)	N/A

Annual Portfolio Operating Expenses
(expenses that you pay each year as a % of the value of your investment)

Management Fees	0.63%
Distribution and Service (12b-1) Fees	0.25%
Other Expenses[1]	0.19%
Total Annual Portfolio Operating Expenses	1.07%
[1]	The percentage shown for Other Expenses is based on estimated amounts for the current fiscal year; actual expenses may vary.
 Example

This example is intended to help you compare the cost of investing in the shares of the Portfolio with the cost of investing in other mutual funds. This example does not reflect any fees and expenses imposed under the Policies.

The example assumes that you invest $10,000 in the shares of the Portfolio for the time periods indicated. The example also assumes that your investment has a 5% return each year and that the Portfolio's operating expenses remain the same. The costs are the same for each time period if you continue to hold your shares or if you redeem all your shares at the end of those periods. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 Year	3 Years

$109	$340

Portfolio Turnover

The Portfolio bears transaction costs, such as spreads between bid and asked prices, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual portfolio operating expenses or in the example, affect the Portfolio's performance. The Portfolio is newly operational, and its portfolio turnover rate during its most recent fiscal year is not available.

Principal Investment Strategies

Ivy Funds VIP Global Bond seeks to achieve its objectives by investing in a diversified portfolio of debt securities of foreign and U.S. issuers. During normal market conditions, the Portfolio invests at least 80% of its net assets in bonds. For this purpose, "bonds" means any debt security with an initial maturity greater than one year. The Portfolio invests primarily in issuers of countries that are members of the Organisation of Economic Co-Operation and Development, the OECD. The Portfolio also may invest in issuers located in emerging markets, such as Brazil, Russia, India and China. The Portfolio may invest in securities issued by foreign or U.S. governments and in securities issued by foreign or U.S. companies of any size. The Portfolio may invest up to 100% of its total assets in securities denominated in currencies other than the U.S. dollar. The Portfolio may invest in bonds of any maturity.

Although the Portfolio invests primarily in investment grade securities, it may invest up to 35% of its total assets in non-investment grade bonds, commonly called junk bonds, that include bonds rated BB or below by Standard & Poor's (S&P) or comparably rated by another nationally recognized statistical rating organization (NRSRO) or, if unrated, determined by Waddell & Reed Investment Management Company (WRIMCO), the Portfolio's investment manager, to be of comparable quality. The Portfolio may invest in junk bonds of foreign issuers within emerging markets, and it will only invest in junk bonds if WRIMCO deems the risks to be consistent with the Portfolio's objectives. The Portfolio also may invest in equity securities of foreign and U.S. issuers to achieve income and/or its secondary objective of capital growth.

WRIMCO may look at a number of factors in selecting securities for the Portfolio's holdings including: identifying fundamental global themes; country analysis (economic, legislative/judicial and demographic trends); credit analysis of the issuer (financial strength, cash flow, balance sheet, management, strategy and accounting); the maturity, quality, and denomination (U.S. dollar, euro, yen) of the issue; domicile and market share of the issuer; and analysis of the issuer's profit history through various economic cycles.

Generally, in determining whether to sell a debt security, WRIMCO continues to analyze the factors considered for buying the security. WRIMCO also considers its assumptions regarding a company, an industry, the markets, an individual economy and/or the global economy. WRIMCO may sell a security to reduce the Portfolio's holding in that security, to take advantage of more attractive investment opportunities or to raise cash.

Principal Investment Risks

As with any mutual fund, the value of the Portfolio's shares will change, and you could lose money on your investment. A variety of factors can affect the investment performance of the Portfolio and prevent it from achieving its objectives. These include:

  Company Risk. A security may perform worse than the overall market due to specific factors, such as adverse changes to its financial position or investor perceptions about the company.
  Credit Risk. An issuer of a fixed-income obligation may not make payments on the obligation when due or may default on its obligation.
  Emerging Market Risk. Investments in countries with emerging economies or securities markets may carry greater risk than investments in more developed countries. Political and economic structures in many such countries may be undergoing significant evolution and rapid development, and such countries may lack the social, political and economic stability characteristic of more developed countries.
  Foreign Securities Risk. Investing in foreign securities involves a number of economic, financial, and political considerations that may not be associated with the U.S. markets and that could affect the Portfolio's performance unfavorably, depending on the prevailing conditions at any given time. Among these potential risks are: greater price volatility; comparatively weak supervision and regulation of securities exchanges, brokers and issuers; higher brokerage costs; fluctuations in foreign currency exchange rates and related conversion costs; adverse tax consequences; and settlement delays.
  Interest Rate Risk. A rise in interest rates may cause a decline in the value of the Portfolio's securities, especially bonds with longer maturities. A decline in interest rates may cause the Portfolio to experience a decline in its income.
  Low-rated Securities Risk. In general, low-rated debt securities (commonly referred to as "high yield" or "junk" bonds) offer higher yields due to the increased risk that the issuer will be unable to meet its obligations on interest or principal payments at the time called for by the debt instrument. For this reason, these bonds are considered speculative and could significantly weaken the Portfolio's returns. In adverse economic or other circumstances, issuers of these lower rated securities and obligations are more likely to have difficulty making principal and interest payments than issuers of higher rated securities and obligations.
  Management Risk. Portfolio performance is primarily dependent on WRIMCO's skill in evaluating and managing the Portfolio's holdings and the Portfolio may not perform as well as other similar mutual funds.
  Market Risk. Adverse market conditions, sometimes in response to general economic or industry news, may cause the prices of the Portfolio's holdings to fall as part of a broad market decline. Recent events in the financial sector and in the economy have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both U.S. and foreign, and in the net asset values (NAVs) of many mutual funds. These events have also decreased liquidity in some markets and may continue to do so.
  Reinvestment Risk. A decline in interest rates may cause issuers to prepay higher-yielding bonds held by the Portfolio, resulting in the Portfolio reinvesting its assets in securities with lower yields, which may cause a decline in its income.
  Small Company Risk. Fixed income securities of small capitalization issuers/companies are subject to greater price volatility, lower trading volume and less liquidity due to, among other things, such issuers'/companies' small size, limited product lines, limited access to financing sources and limited management depth. In addition, the frequency and volume of trading of such securities may be less than is typical of larger issuers/companies, making them subject to wider price fluctuations. In some cases, there could be difficulties in selling securities of small capitalization issuers/companies at the desired time.

Performance

The Portfolio has not been in operation for a full calendar year; therefore, it does not have performance information to include in a bar chart or performance table.

Investment Adviser

The Portfolio is managed by Waddell & Reed Investment Management Company (WRIMCO).

Portfolio Managers

Daniel J. Vrabac, Senior Vice President of WRIMCO, and Mark G. Beischel, Senior Vice President of WRIMCO, have managed the Portfolio since its inception in August 2010.

Purchase and Sale of Portfolio Shares

Shares of the Portfolio are currently sold only to separate accounts of Participating Insurance Companies to fund benefits payable under the Policies.

The Portfolio's shares are redeemable. Shares are purchased or redeemed at the Portfolio's NAV per share next calculated after the order is received in proper form on any business day. The Portfolio does not have initial and subsequent investment minimums. Please refer to your Policy prospectus for more information on purchasing and redeeming Portfolio shares.

Tax Information

Because the Portfolio currently only sells its shares to separate accounts of Participating Insurance Companies, distributions the Portfolio makes of its net investment income and net realized gains –– most or all of which it intends to distribute annually –– and redemptions or exchanges of Portfolio shares generally will not be taxable to its shareholders (or to the holders of the underlying Policies). See the prospectus for your Policy for further tax information.

Payments to Broker-Dealers and other Financial Intermediaries

The Portfolio and its related companies may make payments to a Participating Insurance Company (or its affiliates) or other financial intermediary for distribution and/or other services. These payments may create a conflict of interest by influencing the Participating Insurance Company or other financial intermediary and your financial advisor to recommend the Portfolio over another investment or by influencing a Participating Insurance Company to include the Portfolio as an underlying investment option in the Policy. The prospectus (or other offering document) for your Policy may contain additional information about these payments.

Ivy Funds VIP Limited-Term Bond

Objective

To provide a high level of current income consistent with preservation of capital.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio. The table below does not reflect any fees and expenses imposed under the variable life insurance policies and variable annuity contracts (collectively, Policies) through which this Portfolio is offered. See the Policy prospectus for a description of those fees and expenses.

Shareholder Fees
(fees paid directly from your investment)	N/A

Annual Portfolio Operating Expenses
(expenses that you pay each year as a % of the value of your investment)

Management Fees	0.50%
Distribution and Service (12b-1) Fees	0.25%
Other Expenses[1]	0.16%
Total Annual Portfolio Operating Expenses	0.91%
Fee Waiver and/or Expense Reimbursement[2]	0.15%
Total Annual Portfolio Operating Expenses After Fee Waiver and/or Expense Reimbursement	0.76%
1	The percentage shown for Other Expenses is based on estimated amounts for the current fiscal year; actual expenses may vary.
[2]	Through August 31, 2011, Waddell & Reed, Inc. (Waddell & Reed), the Portfolio's principal underwriter, and Waddell & Reed Services Company, doing business as WI Services Company (WISC), the Portfolio's accounting servicing agent, have contractually agreed to reimburse sufficient 12b-1 and/or accounting servicing fees to cap the expenses for the Portfolio shares at 0.76%. Prior to that date, the expense limitation may not be terminated by Waddell & Reed, WISC or the Portfolio's Board of Trustees.

Example

This example is intended to help you compare the cost of investing in the shares of the Portfolio with the cost of investing in other mutual funds. This example does not reflect any fees and expenses imposed under the Policies.

The example assumes that you invest $10,000 in the shares of the Portfolio for the time periods indicated. The example also assumes that your investment has a 5% return each year and that the Portfolio's operating expenses remain the same. The costs are the same for each time period if you continue to hold your shares or if you redeem all your shares at the end of those periods. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 Year	3 Years

$78	$243

Portfolio Turnover

The Portfolio bears transaction costs, such as spreads between bid and asked prices, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual portfolio operating expenses or in the example, affect the Portfolio's performance. The Portfolio is newly operational, and its portfolio turnover rate during its most recent fiscal year is not available.

Principal Investment Strategies

Ivy Funds VIP Limited-Term Bond seeks to achieve its objective by investing primarily in investment grade, U.S. dollar-denominated, debt securities of primarily U.S. issuers. The Portfolio may invest in U.S. government securities, corporate debt securities, mortgage-backed securities including collateralized mortgage obligations (CMOs) and other asset-backed securities. The Portfolio seeks to identify relative value opportunities between these sectors of the fixed-income market. Under normal market conditions, the Portfolio invests at least 80% of its net assets in bonds with limited-term maturities; therefore, the Portfolio seeks to maintain a dollar-weighted average maturity of not less than two years and not more than five years. Although the Portfolio primarily invests in large-cap companies, it may invest in companies of any size.

Investment grade debt securities include bonds rated BBB or higher by Standard & Poor's (S&P) or comparably rated by another nationally recognized statistical rating organization (NRSRO) or, if unrated, determined by Waddell & Reed Investment Management Company (WRIMCO), the Portfolio's investment manager, to be of comparable quality.

WRIMCO may look at a number of factors in selecting securities for the Portfolio's holdings, beginning with a review of the broad economic and financial trends in the U.S. and world markets. This process aids in the determination of economic fundamentals, which leads to sector allocation.

Within a sector, WRIMCO typically considers the security's current coupon, the maturity of the security, the relative value of the security based on historical yield information, the creditworthiness of the particular issuer (if not backed by the full faith and credit of the Treasury), and prepayment risks for mortgage-backed securities and other debt securities with call provisions.

Generally, in determining whether to sell a security, WRIMCO uses the same type of analysis that it uses in buying securities, including review of the security's valuation and the issuer's creditworthiness. WRIMCO may also sell a security to take advantage of more attractive investment opportunities, to reduce the Portfolio's holding in that security or to raise cash.

Principal Investment Risks

As with any mutual fund, the value of the Portfolio's shares will change, and you could lose money on your investment. A variety of factors can affect the investment performance of the Portfolio and prevent it from achieving its objective. These include:

  Company Risk. A security may perform worse than the overall market due to specific factors, such as adverse changes to its financial position or investor perceptions about the company.
  Credit Risk. An issuer of a fixed-income obligation may not make payments on the obligation when due or may default on its obligation.
  Interest Rate Risk. A rise in interest rates may cause a decline in the value of the Portfolio's securities, especially bonds with longer maturities. A decline in interest rates may cause the Portfolio to experience a decline in its income.
  Large Company Risk. A Portfolio with holdings of large capitalization company securities may underperform the market as a whole.
  Management Risk. Portfolio performance is primarily dependent on WRIMCO's skill in evaluating and managing the Portfolio's holdings and the Portfolio may not perform as well as other similar mutual funds.
  Market Risk. Adverse market conditions, sometimes in response to general economic or industry news, may cause the prices of the Portfolio's holdings to fall as part of a broad market decline. Recent events in the financial sector and in the economy have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both U.S. and foreign, and in the net asset values (NAVs) of many mutual funds. These events have also decreased liquidity in some markets and may continue to do so.
  Mortgage-Backed and Asset-Backed Securities Risk. Mortgage-backed and asset-backed securities are subject to prepayment risk. When interest rates decline, unscheduled prepayments can be expected to accelerate, and the Portfolio may be required to reinvest the proceeds of the prepayments at the lower interest rates then available. Unscheduled prepayments would also limit the potential for capital appreciation on mortgage-backed and asset-backed securities.
  Reinvestment Risk. A decline in interest rates may cause issuers to prepay higher-yielding bonds held by the Portfolio, resulting in the Portfolio reinvesting its assets in securities with lower yields, which may cause a decline in its income.
  U.S. Government Securities Risk. Certain U.S. government securities, such as U.S. Treasury (Treasury) securities and securities issued by the Government National Mortgage Association, are backed by the full faith and credit of the U.S. government. Other U.S. government securities, such as securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Home Loan Banks, are not backed by the full faith and credit of the U.S. government and, instead, may be supported only by the credit of the issuer or by the right of the issuer to borrow from the Treasury.

Performance

The Portfolio has not been in operation for a full calendar year; therefore, it does not have performance information to include in a bar chart or performance table.

Investment Adviser

The Portfolio is managed by Waddell & Reed Investment Management Company (WRIMCO).

Portfolio Manager

Mark Otterstrom, Senior Vice President of WRIMCO, has managed the Portfolio since its inception in August 2010.

Purchase and Sale of Portfolio Shares

Shares of the Portfolio are currently sold only to separate accounts of Participating Insurance Companies to fund benefits payable under the Policies.

The Portfolio's shares are redeemable. Shares are purchased or redeemed at the Portfolio's NAV per share next calculated after the order is received in proper form on any business day. The Portfolio does not have initial and subsequent investment minimums. Please refer to your Policy prospectus for more information on purchasing and redeeming Portfolio shares.

Tax Information

Because the Portfolio currently only sells its shares to separate accounts of Participating Insurance Companies, distributions the Portfolio makes of its net investment income and net realized gains –– most or all of which it intends to distribute annually –– and redemptions or exchanges of Portfolio shares generally will not be taxable to its shareholders (or to the holders of the underlying Policies). See the prospectus for your Policy for further tax information.

Payments to Broker-Dealers and other Financial Intermediaries

The Portfolio and its related companies may make payments to a Participating Insurance Company (or its affiliates) or other financial intermediary for distribution and/or other services. These payments may create a conflict of interest by influencing the Participating Insurance Company or other financial intermediary and your financial advisor to recommend the Portfolio over another investment or by influencing a Participating Insurance Company to include the Portfolio as an underlying investment option in the Policy. The prospectus (or other offering document) for your Policy may contain additional information about these payments.

The following supplements the "More about the Portfolios –– Additional Information about Principal Investment Strategies Other Investments and Risks" section of the Ivy Funds Variable Insurance Portfolios prospectus:

Ivy Funds VIP Global Bond: The Portfolio seeks to achieve its primary objective of a high level of current income, and its secondary objective of capital growth when consistent with its primary objective, by investing primarily in a diversified portfolio of debt securities issued by U.S. and foreign issuers, including government-issued securities. There is no guarantee, however, that the Portfolio will achieve its objectives.

During normal market conditions, the Portfolio invests at least 65% of its total assets in issuers of at least three countries, which may include the U.S. The Portfolio also may invest in securities of issuers determined by WRIMCO to be in developing or emerging market countries. The Portfolio may invest up to 100% of its total assets in non-U.S. dollar-denominated securities.

Bonds may be of any maturity (for this purpose, "bonds" includes any debt security with an initial maturity greater than one year) and are typically of investment grade. The Portfolio, however, may invest up to 35% of its total assets in non-investment grade bonds, typically of foreign issuers located in emerging markets, or unrated securities determined by WRIMCO to be of comparable quality. Non-investment grade debt securities, which include junk bonds, are considered to be speculative and involve greater risk of default or price changes due to changes in the issuer's creditworthiness.

Non-Principal Investment Strategies: The Portfolio primarily owns debt securities; however, the Portfolio also may own, to a lesser extent, preferred stocks, common stocks and convertible securities. The Portfolio may purchase shares of other investment companies subject to the restrictions and limitations of the Investment Company Act of 1940, as amended (1940 Act). The Portfolio also may invest in exchange-traded funds (ETFs) as a means of tracking the performance of a designated stock index while also maintaining liquidity, or to gain exposure to precious metals and other commodities without purchasing them directly, although the Portfolio may also invest separately in physical commodities.

WRIMCO may, when consistent with the Portfolio's investment objectives, buy or sell options or futures contracts on a security, on an index of securities or on a foreign currency, or enter into swaps, including credit default swaps, and interest rate swaps (collectively, commonly known as "derivatives"). WRIMCO may use derivatives to hedge various instruments, for risk management purposes or to seek to increase investment income or gain in the Portfolio or to invest in a position not otherwise readily available, or for purposes of seeking to mitigate the impact of rising interest rates. With credit default swaps, the Portfolio may either sell or buy credit protection under these contracts.

When WRIMCO believes that a full or partial temporary defensive position is desirable, due to present or anticipated market or economic conditions, WRIMCO may take any one or more of the following steps with respect to the assets in the Portfolio's holdings:

  shorten the average maturity of the Portfolio's debt holdings hold cash or cash equivalents (short-term investments, such as commercial paper and certificates of deposit)

By taking a temporary defensive position in any one or more of these manners, the Portfolio may not achieve its investment objectives.

Principal Risks. An investment in Ivy Funds VIP Global Bond is subject to various risks, including the following:

Company Risk Credit Risk Emerging Market Risk Foreign Securities Risk Interest Rate Risk	Low-rated Securities Risk Management Risk Market Risk Reinvestment Risk Small Company Risk

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy Funds VIP Global Bond may be subject to other non-principal risks, including the following:

Commodities Risk Derivatives Risk Foreign Currency Risk Foreign Currency Exchange Transactions and Forward Foreign Currency Contracts Risk	Investment Company Securities Risk Liquidity Risk Mortgage-Backed and Asset-Backed Securities Risk

A description of these risks is set forth in "Defining Risks" below. Additional risk information, as well as additional information on securities and other instruments in which the Portfolio may invest, is provided in the Statement of Additional Information (SAI).

Ivy Funds VIP Limited-Term Bond: The Portfolio seeks to achieve its objective of providing a high level of current income consistent with preservation of capital by investing primarily in a diversified portfolio of investment-grade, limited-term debt securities (securities with a dollar-weighted average maturity of two to five years) of U.S. issuers and, to a lesser extent, U.S. dollar-denominated securities of foreign issuers. The Portfolio may invest in U.S. government securities, corporate debt securities, mortgage-backed securities including CMOs and other asset-backed securities. The Portfolio seeks attractive total returns with less volatility than the broad market indexes. There is no guarantee, however, that the Portfolio will achieve its objective.

The maturity of an asset-backed security is the estimated average life of the security based on certain prescribed models or formulas used by WRIMCO. The maturity of other types of debt securities is the earlier of the call date or the maturity date, as appropriate.

The Portfolio may invest up to 10% of its total assets in non-investment grade debt securities. The Portfolio may also own, to a lesser extent, common stocks and convertible securities, including convertible preferred stocks in certain circumstances.

When WRIMCO believes that a temporary defensive position is desirable, it may take certain steps with respect to the Portfolio's assets, including any one or more of the following:

  shorten the average maturity of the Portfolio's investments increase its holdings in short-term investments, cash or cash equivalents invest up to all of the Portfolio's assets in U.S. Treasury securities

By taking a temporary defensive position, the Portfolio may not achieve its investment objective.

Principal Risks. An investment in Ivy Funds VIP Limited-Term Bond is subject to various risks, including the following:

Company Risk Credit Risk Interest Rate Risk Large Company Risk Management Risk	Market Risk Mortgage-Backed and Asset-Backed Securities Risk Reinvestment Risk U.S. Government Securities Risk

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy Funds VIP Limited-Term Bond may be subject to other non-principal risks, including the following:

  Extension Risk
  Low-rated Securities Risk

A description of these risks is set forth in "Defining Risks" below. Additional risk information, as well as additional information on securities and other instruments in which the Portfolio may invest, is provided in the SAI.

The following replaces the corresponding chart in the "More About the Portfolios –– Ivy Funds VIP Pathfinder Portfolios –– Target Allocations for Each Asset Class and Underlying Fund by Portfolio" section:

	Ivy Funds VIP Pathfinder Aggressive	Ivy Funds VIP Pathfinder Moderately Aggressive	Ivy Funds VIP Pathfinder Moderate	Ivy Funds VIP Pathfinder Moderately Conservative	Ivy Funds VIP Pathfinder Conservative
U.S. STOCKS:	50-60%	45-55%	40-50%	35-45%	30-40%
Ivy Funds VIP Dividend Opportunities	0-25%	15-25%	15-25%	10-20%	10-20%
Ivy Funds VIP Growth	10-20%	10-20%	10-20%	5-15%	5-15%
Ivy Funds VIP Mid Cap Growth	0-10%	0-10%	0-10%	0-10%	0-10%
Ivy Funds VIP Small Cap Growth	0-10%	0-10%	0-10%	0-10%	0-10%
Ivy Funds VIP Small Cap Value	0-10%	0-10%	0-10%	0-10%	0-10%
Ivy Funds VIP Value	0-10%	0-10%	0-10%	0-10%	0-10%
INTERNATIONAL STOCKS:	25-35%	20-30%	15-25%	10-20%	5-15%
Ivy Funds VIP International Growth	10-20%	10-20%	5-15%	5-15%	0-10%
Ivy Funds VIP International Core Equity	10-20%	10-20%	5-15%	5-15%	0-10%
BONDS:	10-20%	15-25%	20-30%	25-35%	30-40%
Ivy Funds VIP Bond	5-20%	10-25%	20-30%	25-35%	30-40%
Ivy Funds VIP High Income	0-10%	0-10%	0-10%	0-5%	0-5%
Ivy Funds VIP Limited-Term Bond	0-15%	0-15%	0-15%	0-10%	0-10%
SHORT-TERM INVESTMENTS:	0-10%	5-15%	10-20%	15-25%	20-30%
Ivy Funds VIP Money Market	0-10%	5-15%	10-20%	15-25%	20-30%

 Set forth below are the asset classes in which the Pathfinder Portfolios may invest and the Underlying Funds which WRIMCO currently has chosen to comprise each of these asset classes. The Pathfinder Portfolios may also invest in other Underlying Funds within each asset class in an effort to meet their respective investment objectives.

Asset Class	Underlying Investments
U.S. Stocks
Large Cap Stocks	Ivy Funds VIP Dividend Opportunities seeks to provide total return.
Ivy Funds VIP Growth seeks capital growth, with current income as a secondary objective.
Ivy Funds VIP Value seeks long-term capital appreciation.
Mid Cap Stocks	Ivy Funds VIP Mid Cap Growth seeks to provide growth of your investment.
Small Cap Stocks	Ivy Funds VIP Small Cap Growth seeks growth of capital.
Ivy Funds VIP Small Cap Value seeks long-term accumulation of capital.
International Stocks	Ivy Funds VIP International Growth seeks, as a primary objective, long-term appreciation of capital and, as a secondary objective, current income.
Ivy Funds VIP International Core Equity seeks long-term capital growth.
Bonds	Ivy Funds VIP Bond seeks a reasonable return with emphasis on preservation of capital.
Ivy Funds VIP High Income seeks, as its primary objective, a high level of current income. As a secondary objective, the Portfolio seeks capital growth when consistent with its primary objective.
Ivy Funds VIP Limited-Term Bond seeks to provide a high level of current income consistent with preservation of capital.
Short-Term Investments	Ivy Funds VIP Money Market seeks maximum current income consistent with stability of principal.

The following replaces the corresponding definition in the "More About the Portfolios –– Defining Risks" section:

Small Company Risk –– Equity and fixed income securities of small capitalization are subject to greater price volatility, lower trading volume and less liquidity due to, among other things, such companies' small size, limited product lines, limited access to financing sources and limited management depth. In addition, the frequency and volume of trading of such securities may be less than is typical of larger companies, making them subject to wider price fluctuations. In some cases, there could be difficulties in selling securities of small capitalization companies at the desired time.

The following supplements "The Management of the Portfolios –– Portfolio Management" section of the Ivy Funds Variable Insurance Portfolios prospectus:

Ivy Funds VIP Global Bond: Daniel J. Vrabac and Mark G. Beischel are primarily responsible for the day-to-day management of Ivy Funds VIP Global Bond, and each has held his Portfolio responsibilities since the inception of the Portfolio in August 2010. Mr. Vrabac is Senior Vice President of WRIMCO and Ivy Investment Management Company (IICO), an affiliate of WRIMCO, Vice President of the Trust and Vice President of other investment companies for which IICO and WRIMCO serve as investment manager. Mr. Vrabac has been an employee of WRIMCO since 1994. He earned a BA degree in economics from Duquesne University, and holds an MBA with emphasis on Investments and Finance from Indiana University.

Mr. Beischel is Senior Vice President of WRIMCO and IICO and Vice President of the Trust, and Vice President of other investment companies for which IICO and WRIMCO serve as investment manager. Mr. Beischel has served as assistant portfolio manager for investment companies managed by WRIMCO since 2000, and has been an employee of such since 1998. He earned a BA degree in Business Management from the University of Wisconsin at Eau Claire, and an MBA with emphasis in finance from the University of Denver. Mr. Beischel is a Chartered Financial Analyst.

Ivy Funds VIP Limited-Term Bond: Mark Otterstrom is primarily responsible for the day-to-day management of Ivy Funds VIP Limited-Term Bond, and has held his Portfolio responsibilities since the inception of the Portfolio in August 2010. Mr. Otterstrom is Senior Vice President of WRIMCO and IICO and Vice President of the Trust. He has served as portfolio manager for other investment companies managed by IICO or WRIMCO since June 2000, and has been an employee of such since May 1987. Mr. Otterstrom earned a BS in finance from the University of Tulsa, and an MBA in finance from the University of Missouri at Kansas City. He is a Chartered Financial Analyst.

The following supplements "The Management of the Portfolios –– Management and Other Fees" section of the Ivy Funds Variable Insurance Portfolios prospectus:

The management fee is payable at the annual rates of:

  Ivy Funds VIP Global Bond: 0.625% of net assets up to $500 million, 0.60% of net assets over $500 million and up to $1 billion, 0.55% of net assets over $1 billion and up to $1.5 billion, and 0.50% of net assets over $1.5 billion
  Ivy Funds VIP Limited-Term Bond: 0.50% of net assets up to $500 million, 0.45% of net assets over $500 million and up to $1 billion, 0.40% of net assets over $1 billion and up to $1.5 billion, and 0.35% of net assets over $1.5 billion

Ivy Funds VIP Global Bond and Ivy Funds VIP Limited-Term Bond have not completed a fiscal year of operations, and therefore, management fees are not available for the most recent fiscal year end.

A discussion regarding the basis of approval by the Board of the advisory contract of Ivy Funds VIP Global Bond and Ivy Funds VIP Limited-Term Bond will be available in the Trust's Annual Report to Shareholders dated December 31, 2010.

The following is added as "Appendix B: Prior Performance of Related Funds" to the Ivy Funds Variable Insurance Portfolios prospectus:

Appendix B

Prior Performance of Related Funds

Waddell & Reed Advisors Global Bond Fund

Ivy Funds VIP Global Bond is new, so its performance information is not included in this Prospectus. However, Ivy Funds VIP Global Bond is modeled after Waddell & Reed Advisors Global Bond Fund, a fund that is also managed by WRIMCO, and is deemed to be a related fund (Related Fund). There may be differences between these funds, including portfolio holdings, expenses, asset sizes, cash flows, as well as additional charges and expenses associated with owning a Policy. These differences will cause the performance of the Related Fund to differ from that of Ivy Funds VIP Global Bond. However, Ivy Funds VIP Global Bond and the Related Fund are substantially similar, since the investment objectives, strategies and policies of Ivy Funds VIP Global Bond are substantially the same as those of the Related Fund. The portfolio managers for Ivy Funds VIP Global Bond are also the portfolio managers for the Related Fund.

The chart and table below provide information regarding the performance of Class Y of the Related Fund, not of Ivy Funds VIP Global Bond, by showing changes in its performance from year to year and by showing how its average annual total returns for the periods shown compare with those of a broad measure of market performance and a peer group average. The performance of the Related Fund is historical and does not guarantee future performance of Ivy Funds VIP Global Bond. The performance of Ivy Funds VIP Global Bond may be better or worse than that of the Related Fund.

The bar chart presents the annual total returns for Class Y shares of the Related Fund and shows how performance has varied from year to year over the past ten calendar years.

The bar chart and the performance table assume payment of dividends and other distributions in shares. As with all mutual funds, the Related Fund's past performance does not necessarily indicate how it (or Ivy Funds VIP Global Bond) will perform in the future.

Performance has not been restated to reflect the estimated annual operating expenses of the Related Fund. If those expenses were reflected, performance of Class Y of the Related Fund would differ.

Chart of Year-by-Year Returns
as of December 31 each year

'00	-4.47%
'01	9.11%
'02	2.20%
'03	12.03%
'04	5.72%
'05	3.49%
'06	5.65%
'07	10.43%
'08	-4.82%
'09	17.19%

In the period shown in the chart, the highest quarterly return was 6.61% (the second quarter of 2009) and the lowest quarterly return was -5.07% (the third quarter of 2008). The Class Y return for the year through June 30, 2010 was 2.82%.

Average Annual Total Returns
as of December 31, 2009	1 Year	5 Years	10 Years

Class Y
Return Before Taxes	17.19%	6.13%	5.44%
Indexes
Barclays Capital U.S. Dollar-Denominated Universal Index (Reflects no deduction for fees, expenses or taxes.)	8.59%	5.02%	6.44%
Lipper Global Income Funds Universe Average (Net of fees and expenses.)	15.21%	4.10%	6.18%

The index shown is a broad-based, securities market index that is unmanaged. The Lipper average is a composite of mutual funds with investment objectives similar to that of the Portfolio.

Ivy Limited-Term Bond Fund

Ivy Funds VIP Limited-Term Bond is new, so its performance information is not included in this Prospectus. However, Ivy Funds VIP Limited-Term Bond is modeled after Ivy Limited-Term Bond Fund, a fund that is managed by IICO, an affiliate of WRIMCO, and is deemed to be a related fund (Related Fund). There may be differences between these funds, including portfolio holdings, expenses, asset sizes, cash flows, as well as additional charges and expenses associated with owning a Policy. These differences will cause the performance of the Related Fund to differ from that of Ivy Funds VIP Limited-Term Bond. However, Ivy Funds VIP Limited-Term Bond and the Related Fund are substantially similar, since the investment objectives, strategies and policies of Ivy Funds VIP Limited-Term Bond are substantially the same as those of the Related Fund. The portfolio managers for Ivy Funds VIP Limited-Term Bond are also the portfolio managers for the Related Fund.

The chart and table below provide information regarding the performance of Class Y of the Related Fund, not of Ivy Funds VIP Limited-Term Bond, by showing changes in its performance from year to year and by showing how its average annual total returns for the periods shown compare with those of a broad measure of market performance and a peer group average. The performance of the Related Fund is historical and does not guarantee future performance of Ivy Funds VIP Limited-Term Bond. The performance of Ivy Funds VIP Limited-Term Bond may be better or worse than that of the Related Fund.

The bar chart presents the annual total returns for Class Y shares of the Related Fund and shows how performance has varied from year to year over the past ten calendar years.

The bar chart and the performance table assume payment of dividends and other distributions in shares. As with all mutual funds, the Related Fund's past performance does not necessarily indicate how it (or Ivy Funds VIP Limited-Term Bond) will perform in the future.

Performance has not been restated to reflect the estimated annual operating expenses of the Related Fund. If those expenses were reflected, performance of Class Y of the Related Fund would differ.

Chart of Year-by-Year Returns
as of December 31 each year

'00	8.22%
'01	8.83%
'02	4.99%
'03	2.85%
'04	1.35%
'05	1.39%
'06	3.58%
'07	5.89%
'08	7.48%
'09	6.02%

In the period shown in the chart, the highest quarterly return was 4.54% (the fourth quarter of 2008) and the lowest quarterly return was -1.60% (the second quarter of 2004). The Class Y return for the year through June 30, 2010 was 2.81%.
Average Annual Total Returns
as of December 31, 2009	1 Year	5 Years	10 Years (or Life of Class)

Class Y
Return Before Taxes	6.02%	4.85%	5.03%
Indexes
Citigroup 1-5 yrs Treasury/Government Sponsored/Credit Index (reflects no deduction for fees, expenses or taxes)	4.62%	4.57%	5.42%
Lipper Short-Intermediate Investment Grade Debt Funds Universe Average (net of fees and expenses)	11.84%	3.70%	5.02%

The index shown is a broad-based, securities market index that is unmanaged. The Lipper average is a composite of mutual funds with investment objectives similar to that of the Portfolio.